DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

EX-99.(p)

DODGE & COX CODE OF ETHICS

AND

POLICY STATEMENT ON INSIDER TRADING

Revised May 1, 2005

PART 1 – STATEMENT OF PRINCIPLES

Dodge & Cox and the series of Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics (the “Code”) and Policy Statement on Insider Trading (the “Insider Trading Policy”).1

The nature of our business places Access Persons (e.g., directors, trustees, officers, and employees of the Dodge & Cox Group) in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. As an Access Person you must adhere to the following fiduciary principles:

1)	The duty at all times to place the interests of clients first;

2)	All personal Securities Transactions (as defined in Part 2 of the Code) should be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3)	Employees should avoid taking inappropriate advantage of their positions;

4)	Information concerning the identity of Security holdings and financial circumstances of clients must be kept confidential;

5)	Independence in the investment decision-making process is paramount;

6)	Dodge & Cox Group’s reputation for honesty and integrity must be preserved; and

7)	All personal Securities Transactions must be conducted in full compliance with the Code including both the pre-clearance and reporting requirements.

It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and clients of Dodge & Cox. Many of these are covered in the Code. If there is any doubt in your mind as to whether or not a possible conflict of interest is involved, you should consult the Chairman of the Board (HRH), President (JAG), Executive Vice President (KEO), or Compliance Officer (TMM) of Dodge & Cox. Any information received in this connection will be held in strict confidence.

[1]	This document was adopted to comply with Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee, AIMR and Investment Counsel Association of America.

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In addition, the use of inside information to trade in Securities or to benefit in any way is strictly forbidden. Part 11, Insider Trading Policy, highlights our policy on insider trading and the procedures in place to prevent it.

PART 2 – DEFINITIONS

“Access Persons” include: (i) all officers, directors, trustees and employees of Dodge & Cox or the Dodge & Cox Funds; (ii) all Immediate Family of the aforementioned persons; and (iii) all resident retired officers who have access to information about investments of a Fund or Client Account. The term “Access Persons” does not include Independent Fund Trustees unless they knew or should have known that during the 15-day period before or after a Transaction, the Security was purchased or sold, or considered for purchase or sale by a Fund or by Dodge & Cox on behalf of a Fund. These trustees may obtain periodic updates of investment decisions after the Funds have effected these Transactions.

“Beneficial Interest” means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or share in any profit derived from a Transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Client Account” means any Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

“Immediate Family of an Access Person” means any of the following persons who reside in the same household as the Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner (as defined in Section 297 of the California Family Code, which requires a filing of a Declaration of Domestic Partnership), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

“Independent Fund Trustee” means an Independent Trustee of the Dodge & Cox Funds who is not an “interested person” of the Trust under the Investment Company Act of 1940.

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“Compliance Department” means the Dodge & Cox Legal/Compliance Department.

“Dodge & Cox Funds” or “Fund” means the investment company comprising Dodge & Cox Funds or any series thereof.

“Non-Dodge & Cox Funds” means registered open-end investment companies (e.g., mutual funds) not advised by Dodge & Cox.

“Personal Account” means any Securities account or portfolio in which an Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person’s Immediate Family or other relatives residing with or supported by the Access Person whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation or similar Accounts.

“SEC” means the United States Securities and Exchange Commission.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Transaction(s)” is defined as a purchase, sale, or any other type of acquisition or disposition of any Security, including those of private companies. A gift of a Security to a charitable organization or to an individual is considered a sale and must be reported. Similarly, the receipt of Securities by gift or otherwise is considered a purchase and must be reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Transaction.

“U.S. Government Security” means any Security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

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PART 3 – STANDARDS OF BUSINESS CONDUCT

3.1. Compliance with Laws and Regulations.

Access Persons are required to comply with applicable Federal securities laws. In accordance with this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a client:

1)	To defraud the client in any manner;

2)	To mislead the client, including by making a statement that omits material facts;

3)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4)	To engage in any manipulative practice with respect to the client;

5)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

6)	To engage in any manipulative practice with respect to Securities, including price manipulation.

In addition, Regulation S-P (privacy requirements), anti-money laundering requirements and other laws and regulations imposed on mutual funds and U.S. registered investment advisers are applicable to Access Persons.

3.2. Conflicts of Interest.

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, Dodge & Cox adopts a higher standard by providing that Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.

A. Conflicts Among Client Interests.

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., accounts in which employees have made material personal investments or accounts of Immediate Family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

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B. Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered Securities Transactions for clients to profit personally, directly or indirectly, as a result of such Transactions, including by purchasing or selling such Securities.

C. Other Potential Conflicts Provisions.

1)	Disclosure of Personal Interest – The Code prohibits investment personnel from recommending, implementing or considering any Securities Transaction for a client without having disclosed any material Beneficial Interest, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the Chief Investment Officer or Co-Directors of Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Securities of that issuer.

a.	Note: This provision would apply in addition to Dodge & Cox’s quarterly and annual personal Securities reporting requirements.

b.	Research Analysts. If a research analyst has a material interest in an issuer, Dodge & Cox may assign a different analyst to cover the issuer.

2)	Referrals/Brokerage – Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).

3)	Vendors and Suppliers – Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

4)	No Transactions with Clients – Access Persons are not permitted to knowingly sell to or purchase from a client any Security or other property, except Securities issued by the client provided that such Securities are purchased in compliance with the Code.

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PART 4 – CONSEQUENCES OF NON-COMPLIANCE

You are reminded that compliance with the letter and intent of the Code and Insider Trading Policy is essential to your continued employment with the Dodge & Cox Group. Any violation of the Code or Insider Trading Policy, including engaging in a prohibited Transaction or failing to pre-clear Transactions or to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

PART 5 – CODE OF ETHICS

5.1. Who Is Covered By The Code And How Does It Work?

The Code covers all Access Persons. Access Persons also includes the Access Person’s Immediate Family and any account in which he or she has a Beneficial Interest (such as a trust). The Code works by prohibiting some Transactions and requiring pre-clearance and reporting of most others.

In the case of an Independent Fund Trustee, you do not have to pre-clear your Security Transactions or file initial and annual holdings reports. Because an Independent Fund Trustee is not involved in making investment decisions, the Code does not apply unless the Independent Fund Trustee knows that a Fund Transaction in a particular Security is under consideration.

5.2. What Accounts And Transactions Are Covered?

The Code covers all of your Personal Accounts and Transactions including Personal Accounts in which you have Beneficial Interest or any direct or indirect influence or control. A Transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a Transaction by you. Also, a Transaction for any account in which you have any economic interest (other than the account of an unrelated client) is generally considered the same as a Transaction by you. For example, if you invest in a corporation or other entity that invests in Securities, that entity’s Securities Transactions are considered yours, if you control the entity or have or share control over its investments (e.g., investment clubs). In a similar way, Securities Transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets. If it is not clear whether a particular account or Transaction is covered, you must ask the Compliance Officer for guidance.

5.3 What Securities Are Not Covered By The Code?

You do not need to pre-clear or report Transactions in: (i) Securities that are direct obligations of the U.S. Government; (ii) CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares of Non-Dodge

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& Cox Funds; and (iv) shares issued by unit investment trusts that are invested exclusively in one or more Non-Dodge & Cox Funds.

5.4. What Transactions Are Prohibited By The Code?

A. Front-running: Trading Ahead of a Fund or Client.

You cannot front-run any trade of a Fund or client. The term “front-run” means trading on the basis of non-public market information regarding a contemplated Transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a Security if you intend, or know of the Dodge & Cox Group’s intention, to purchase that Security or a related Security on behalf of a Fund or client, or (ii) sell a Security if you intend, or know the Dodge & Cox Group’s intention, to sell that Security or a related Security on behalf of a Fund or client. In addition to other penalties that might apply, you will be expected to give up any profits on front-running Transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

B. Scalping.

You cannot purchase a Security with the intention of recommending that the Security be purchased for a Fund or client in a manner that results in a profit for you.

C. Trading Parallel to a Fund or Client.

You cannot buy a Security if you know that the same or a related Security is being bought by a Fund or client, or sell a Security if you know that the same or a related Security is being sold by a Fund or client.

D. Trading Against a Fund or Client.

You cannot (i) buy a Security if you know that a Fund or client is selling the same or a related Security, or has sold the Security within the periods provided in Part 6.1.A of the Code or (ii) sell a Security if you know that a Fund or client is buying the same or a related Security, or has bought the Security within the periods provided in Part 6.1.A of the Code. In addition, to other penalties that might apply, you will be expected to give up any profits you make from trading against a Fund or a client to the Dodge & Cox Group for the benefit of the affected Funds or clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

E. Use of Proprietary Information.

You cannot buy or sell any Security if you have information obtained in the course of your employment with the Dodge & Cox Group concerning a Security eligible for investment by Dodge & Cox which you have not reported to the Chief Investment Officer or Co-Directors of

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Research or, with respect to the Chief Investment Officer’s interests, another designated senior officer.

F. Securities Sold in an Initial Public Offering and Options.

You cannot buy Securities in any initial public offering, or a secondary offering by an issuer or transact in options unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer.

G. Interests in Partnerships, Limited Offerings2/Private Placements.

You cannot acquire limited partnership interests or private placements unless you get prior approval of the Chairman, President or Executive Vice President and Compliance Officer. Under normal circumstances, investments with short-term investment horizons are discouraged.

H. Short-Term Trading and Transactions in Dodge & Cox Funds That Would Constitute Short-Term Trading.

You cannot engage in short-term trading (e.g., purchase and sale of the same (or equivalent)) Security, including shares of the Dodge & Cox Funds, within sixty (60) calendar days unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer. Transactions will be matched with any opposite Transactions within the most recent 60 calendar days. If you violate this section you will be expected to give up all profits from these short-term trading Transactions to Dodge & Cox for the benefit of the affected Funds or other clients. If Dodge & Cox cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity approved by Dodge & Cox.

You are limited to one exchange in a calendar quarter per Fund in the Dodge & Cox Profit Sharing Plans. You may select any one business day in a quarter per plan.

Your purchases of Dodge & Cox Fund shares are subject to the same policies against excessive trading that apply for all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

I. Futures and Options

You cannot enter into, acquire or sell any futures contract (including single stock futures) or any options on any Security unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer.

[2]	An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506 or under the Securities Act of 1933.

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J. Short-Selling

You are prohibited from selling any Security that you do not own or otherwise engage in “short-selling” activities unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer.

K. Hedge Funds and Investment Clubs

Investing in hedge funds or investment clubs is prohibited unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer.

L. Good Until Canceled Orders and Limit Orders

You are prohibited from placing a “good until canceled” order or limit order other than a “same day” limit order for Securities with a market cap above $2 Billion ($400 Million for non-U.S. issuers) unless you get prior approval of the Chairman, President, or Executive Vice President and Compliance Officer.

M. Always Prohibited Securities Transactions

The following Securities Transactions are prohibited and are not authorized under any circumstances:

1)	Inside Information – Any Transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security (see Insider Trading Policy, Part 11 of the Code);

2)	Market Manipulation – Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

3)	Large Positions in Registered Investment Companies – Transactions which result in the Access Person owning five percent or more of either (a) the outstanding voting Securities of any Dodge & Cox Fund or (b) any other registered investment company excluding money market funds (this prohibition does not apply to Independent Fund Trustees);

4)	Transactions in Dodge & Cox Funds that Would Constitute Short-Term Trading – Any Transaction in Dodge & Cox Funds that is contrary to the Funds’ prospectus covering holding periods or other short-term trading activity;

5)	Disclosing Client or Fund Portfolio Holdings Outside of the Established Policies;

6)	Others – Any other Transactions as may be deemed by the Compliance Officer (or his or her designee) to involve a conflict of interest, possible diversion of corporate opportunity or an appearance of impropriety.

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5.5 Restrictions On Trading.

Access Persons are encouraged in their personal accounts to choose investments in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading.

Dodge & Cox does not wish to have Access Persons distracted by trading activities and believes that frequent trading would detract from an Access Person’s value to the Dodge & Cox Group and its clients.

Similarly, Access Persons are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the Access Person from his or her responsibilities.

PART 6 – PRE-CLEARANCE REQUIREMENTS

6.1. Prior Approval of Securities Transactions – Schedule A.

A. Access Persons must acquire pre-approval from the Chairman (if the Chairman is unavailable, the President, Executive Vice President or Compliance Officer may approve Transactions) for all Security Transactions except: (Although a Security Transaction may be exempt from pre-clearance, it must still be reported on Schedule C.)

1)	Automatic Investment Plan – Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan;

2)	Corporate Actions – Non-volitional Transactions on the part of the issuer of the Security (e.g., spin-offs and stock dividends);

3)	Pro-Rata Distributions – Transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

4)	Market Cap Limit – Securities which are not eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. issuers with market caps below $2 Billion or non-U.S. issuers with market caps below $400 million). Exception: If a Security with a market cap below $2 Billion is widely held by Client Accounts or Funds, it must be pre-cleared. A current list of such Securities is maintained by the Compliance Officer;

5)	Payroll Programs/ESOPS – Transactions in Securities in connection with an employer sponsored tax qualified plan, such as an ESOP, provided that the Compliance Department has been notified in advance by the Access Person that a member of the Access Person’s Immediate Family will be participating in the program;

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6)	Tender Offers – Transactions in Securities pursuant to a bona fide tender offer made for any and all such Securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding Securities of a class of Securities of an issuer must be pre-cleared;

7)	No Investment Control – Transactions in any discretionary account that you open or maintain and for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, which is not affiliated with the Dodge & Cox Group, exercises sole investment discretion (e.g., “blind trust”), provided that the terms of each account relationship is approved by the Compliance Officer prior to any Transactions;

Note: Before you make any request that the discretionary account manager enter into or refrain from a specific Transaction or class of Transactions, you must first consult with the Compliance Officer and pre-clear the relevant Transactions.

8)	Exchange Traded Funds – Exchange Traded Funds (ETFs) that track a broad-based securities index (e.g., S&P 500);

9)	Margin Call – sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten days prior to the margin call was not a contributing factor to the margin call;

10)	Eligible Dodge & Cox Fund Transactions – Dodge & Cox Fund Transactions in shares held more than sixty (60) calendar days; and

11)	Distributions of Stock from Venture Capital Partnerships.

Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than 7 days, or if there is an active purchase program ongoing. Generally, the sale of a specific Security will not be permitted if it is held in Client Accounts and is currently being considered for sale, or is in the process of being sold or trimmed.

The pre-approval process and restrictions will help to insure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; (iii) a buy or sell program is not underway; (iv) insider trading does not occur; (v) Access Persons do not engage in prohibited Transactions described in the Code to the detriment of Dodge & Cox’s clients; and (vi) Access Persons comply with the Dodge & Cox Funds’ policies with respect to excessive trading and late trading.

B.	How long does the pre-clearance last?

Unless a different period is specified, pre-clearance expires on the same day pre-clearance is obtained. However, trades in Securities listed on Asian or European stock

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exchanges may be executed within one business day after pre-clearance is obtained. If you have not executed your Transaction within this period, you must again pre-clear your Transaction. Additionally, a pre-clearance may be extended in special circumstances.

C.	What form do I use to pre-clear a trade?

You must fill in the pre-approval form (please see Schedule A) and give it to the Chairman, or in his absence the President, Executive Vice President, General Counsel or Compliance Officer, who will review the Transaction(s) to check its compliance with the Code.

In the case of partnerships, private placements and limited offerings, you must also complete Schedule E.

D.	What mutual fund trades do I need to pre-clear and/or report?

Non-Dodge & Cox Funds:

You do not need to report or pre-clear any Non-Dodge & Cox Fund Transactions.

Dodge & Cox Funds:

You are required to report all Transactions (including purchases, redemptions and exchanges) of Dodge & Cox Fund shares pursuant to Part 9 of the Code. You only have to pre-clear short-term trades of Dodge & Cox Fund shares (e.g., purchase, sale or exchange of shares of the same Fund within sixty (60) calendar days). You do not have to pre-clear purchases of Dodge & Cox Fund shares or sells of Dodge & Cox Fund shares held more than sixty (60) calendar days.

Closed-End Funds:

You are required to pre-clear and report all closed-end fund Transactions.

E.	Must the Independent Fund Trustees of the Dodge & Cox Funds pre-clear trades?

You need not pre-clear any Securities Transaction if you are an Independent Fund Trustee of Dodge & Cox Funds unless you knew or should have known that during the 15-day period before the Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

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PART 7 – GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

7.1. Access Persons shall immediately report any employment of Immediate Family by any brokerage firm or related persons.

7.2. No orders may be placed by any Access Person for the purchase or sale of Securities for an account that is not in the Dodge & Cox Group, other than an account for the Access Person or for a spouse, minor child, parent or an account for which the Access Person is a fiduciary. If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written approval from the Compliance Officer before placing an order, and (ii) report the Transaction under our standard reporting procedures.

7.3. No orders of any kind may be placed using Dodge & Cox’s trading facilities other than for Client Accounts under management.

7.4. If a Personal Account is also a Client Account, the restrictions contained in Part 6.1.A shall not apply as to any Transaction in such Account directed or approved by the Access Person if a portfolio manager or senior officer of Dodge & Cox has also approved the Transactions.

7.5. If an investment opportunity is brought to an Access Person in his/her capacity as an employee of Dodge & Cox, the Access Person must consult with the Chairman, President, Executive Vice President, General Counsel or Compliance Officer before entering into the Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

PART 8 –GIFTS, POLITICAL AND CHARITABLE CONTRIBUTIONS, CONFIDENTIALITY, SERVICE AS A DIRECTOR, MARKETING AND PROMOTIONAL ACTIVITIES, INVOLVEMENT IN CRIMINAL MATTERS OR INVESTMENT RELATED CIVIL PROCEEDINGS, AND CONFLICTS OF INTEREST

8.1. Gifts.

A. A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Dodge & Cox and its clients. The overriding principle is that Access Persons should not accept or solicit inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm.

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B. No Access Person shall accept any gift of material value, or any entertainment exceeding what is customary, from any client of Dodge & Cox or from a client’s estate or from any broker/dealer, bank, corporation, or supplier of goods or services to Dodge & Cox or Client Accounts. Similarly, no Access Person may give or offer any gift of material value to same. Any Access Person who receives an offer of either a gift or a bequest of material value from any of the foregoing sources shall promptly report it to the Chairman, President, Executive Vice President, General Counsel or Compliance Officer. This policy is not intended to limit or curtail purely personal gifts that Access Persons may receive from individuals in business. However, such gifts must be reported.

8.2. Political and Charitable Contributions.

Because Dodge & Cox provides and seeks to provide investment supervisory services to government entities, the Code prohibits employees from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. See Compliance Bulletin No. 32.

8.3. Confidentiality.

It is a basic fiduciary premise that information concerning the identity of Security holdings and financial circumstances of clients is confidential.

A. Dodge & Cox Duties.

Dodge & Cox must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s Security holdings, and advice furnished to the client by Dodge & Cox. See Compliance Bulletin Nos. 10 and 38.

B. Access Persons’ Duties.

Access Persons are prohibited from disclosing to persons outside of Dodge & Cox any material nonpublic information about any client, the Securities investments made by the firm on behalf of a client, information about contemplated Securities Transactions, or information regarding the firm’s trading strategies, except as required to effectuate Securities Transactions on behalf of a client or for other legitimate business purposes.

1)	Disclosure of holdings – The rules that govern the timing of the firm’s disclosure of Fund or portfolio holdings to clients, consultants, or prospective clients upon request is covered by Compliance Bulletin No. 20.

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8.4. Service on a Board of Directors and Other Outside Activities.

Access Persons are discouraged from engaging in outside business or investment activities that may interfere with their duties to the Dodge & Cox Group.

Access Persons shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment advisor, partner, director, or other fiduciary without prior approval of the Chairman, President, or Executive Vice President and Compliance Officer. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported. In addition, this prohibition does not apply to service as a trustee or director of a charitable organization.

8.5. Marketing and Promotional Activities.

All Access Persons’ oral and written statements, including those made to clients, prospective clients, their representatives, or other media, must be professional, accurate, balanced, and not misleading in any way. See Compliance Bulletin No. 16.

8.6 Prohibition on Other Conflicts of Interest.

No Access Person shall engage in any Transaction whether or not specified in this Code in which he/she has a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or the gaining of a financial benefit to the Access Person or a Personal Account by virtue of his/her relationship with the Dodge & Cox Group.

8.7 Involvement in Criminal Matters or Investment-Related Civil Proceedings.

Each Access Person must notify the Compliance Department, as soon as reasonably practical, if arrested, arraigned, indicted, or pleads no contest to any criminal offense (other than minor traffic or similar violations), or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

8.8. Computer System/Network Policies.

No employee shall use computer hardware, software, data, Internet, electronic mail, voice mail, electronic messaging, or telephone communications systems in a manner that is inconsistent with their use as set forth in policy statements governing their use that are adopted from time to time by Dodge & Cox. No employee shall knowingly introduce a computer virus or computer code that may result in damage to Dodge & Cox’s information or computer systems. See Compliance Bulletin No. 34.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

8.9. Anti-Money Laundering Policy.

No employee may engage in any money laundering activity or facilitate any money laundering activity through the use of any Dodge & Cox account or client account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to the Compliance Officer.

8.10. Reporting Irregular Activity.

If a Dodge & Cox employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Dodge & Cox, the activity should be reported immediately to the Access Person’s supervisor. Supervisors who are notified of any such activity must immediately report it in writing to the Compliance Officer and the Funds’ Chief Compliance Officer. Any employee who does not feel comfortable reporting this activity to the relevant supervisor may instead contact the Compliance Officer and the Funds’ Chief Compliance Officer. No Dodge & Cox employee shall take any disciplinary or retaliatory action against any individual for, in good faith, reporting, or causing to be reported, suspected violations of the Code or fraudulent, illegal, or other irregular activity occurring at Dodge & Cox (or for assisting in an authorized investigation of such activity). This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations. See also “Whistleblowing” Procedures for Submitting Accounting Concerns (Compliance Bulletin No. 44).

PART 9 – REPORTING OF SECURITIES TRANSACTIONS

9.1. Background and Conflicts of Interest.

A. Importance of Reporting.

Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to Dodge & Cox Funds and other clients and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

B. Disclosure of Beneficial Ownership of a Security by Research Analysts and Portfolio Managers.

If you have any Beneficial Interest in a Security and you recommend to the Investment Policy Committee, International Investment Policy Committee, or the Fixed Income Strategy Committee that the Security be considered for purchase or sale by a Fund or client you must disclose your Beneficial Interest to the Chairman, President, Executive Vice President,

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

General Counsel or Compliance Officer in writing before or simultaneously with the recommendation. The disclosure of the Beneficial Interest should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

C. Affirmative Duty to Recommend Suitable Securities.

A portfolio manager or a research analyst may not fail to timely recommend a suitable Security3 to, or purchase or sell a suitable Security for, a Fund or client in order to avoid an actual or apparent conflict with a personal Transaction in that Security. Before purchasing any suitable Security, a portfolio manager or research analyst has an affirmative duty to provide to Dodge & Cox any material, public information in his or her possession that comes from the company about the Security. In addition, to the extent that disclosure has not already been made in writing to Dodge & Cox, any Access Person who is in a position to recommend the purchase or sale of Securities by a Fund or Client Accounts that she or he has a Beneficial Interest in should first disclose such ownership in writing (in a company write-up) and verbally if discussing the company at investment meetings prior to making a recommendation.

9.2. Duplicate Brokerage Confirmations and Statements.

Access Persons are required to direct their brokers to provide to the Compliance Department, on a timely basis, duplicate copies of confirmations of all personal Securities Transactions and copies of periodic statements for all Securities accounts. Access Persons may use such duplicate brokerage confirmations and account statements in lieu of submitting their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

9.3. Notification of Brokerage Account Opening – Schedule B.

If you are an Access Person before or at a time contemporaneous with opening a brokerage account with a registered broker-dealer, or a bank, or placing an initial order for the purchase or sale of Securities with that broker-dealer or bank, you must:

1)	Notify the Compliance Department, in writing, by completing Schedule B or by providing substantially similar information;

2)	Notify the institution with which the account is opened, in writing, of your association with Dodge & Cox; and

3)	Request that the institution send to the attention of the Compliance Department at Dodge & Cox duplicate copies of trade confirmations and statements for all Transactions effected in the account simultaneously with their mailing to you using the form of letter attached to Schedule B.

[3]	Suitable securities are securities which are eligible for purchase or sale by Client Accounts or Funds (i.e., U.S. issuers with market caps above $2 Billion or non-U.S. issuers with market caps above $400 Million) and securities which are widely held by Client Accounts or Funds.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

If you have an existing account on the effective date of the Code or upon becoming an Access Person, you must comply within ten (10) days with conditions (1), (2) and (3) above.

9.4. Quarterly Securities Transactions Reports – Schedule C.

Each Access Person shall file with the Compliance Officer no later than thirty (30) days after the end of each quarter the information below on the form attached as Schedule C:

(Reminder: a “Security” does not include direct obligations of the U.S. Government, CD’s, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of Non-Dodge & Cox Funds, and shares issued by unit investment trusts that are invested exclusively in one or more Non-Dodge & Cox Funds.)

1)	The date of the Transaction, Security name/type/ticker symbol (Common, Bond – interest rate and maturity date), CUSIP number and the amount;

2)	The name of the account in which the Transaction was completed;

3)	The nature of the Transaction;

4)	Market cap of the Security (not applicable for Dodge & Cox Fund Transactions);

5)	The price at which the Transaction was effected;

6)	The name of the broker, dealer, or bank with or through whom the Transaction was effected (if the Access Person established a new account during the month include the date the account was established); and

7)	Pre-clearance date (if applicable).

Note: Dodge & Cox Funds’ Transactions, including UGMA/UTMA account Transactions, are required to be reported on Schedule C.

You are not required to report a Transaction on Schedule C if the information regarding the Transaction is contained in a brokerage statement or trade confirmation that has been provided to the Compliance Department within thirty (30) days after the end of the applicable calendar quarter.

Additionally, you are not required to report Dodge & Cox Fund Transactions on Schedule C if the Transactions occur within a Dodge & Cox Fund account that (i) is held directly by an Access Person; and (ii) has been reported to the Compliance Department within thirty (30) days after the end of the applicable quarter.

If you are an Independent Fund Trustee, you are not required to file Transaction reports unless you knew or should have known that during the 15-day period before or after a Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

9.5. Initial and Annual Securities Holdings Reports – Schedule D.

An Access Person must file an Initial Holdings Report on Schedule D within ten (10) days of becoming an Access Person and annually thereafter a holdings report dated December 31 by January 30. Initial and Annual Holdings Reports on Schedule D must include a brokerage or custodian statement issued by a broker/dealer or bank. Initial and Annual Holdings Reports on Schedule D must include any holdings of Dodge & Cox Funds. Information in initial holdings reports must be current as of a date no more than forty-five (45) days prior to the date you became an Access Person. Information in annual holdings reports must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

If you are an Independent Fund Trustee, you are not required to file Initial and Annual Holdings Reports unless you knew or should have known that during the 15-day period before or after a Transaction, the Security was purchased or sold, or considered for purchase or sale by Dodge & Cox Funds.

9.6. Automatic Investment Plans

If an Access Person participates in an automatic investment plan, including dividend reinvestment plans, for a Security, shares issued under the plan should be reported annually on Schedule D in lieu of Schedule C. Shares issued under the cash purchase option should be pre-cleared (if required) and reported each month on Schedule C.

9.7. Professionally Managed Accounts

If you have an account where you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed “Professionally Managed Account Exception Memo” on file with the Compliance Officer. You must disclose the existence of these accounts. You do not need to pre-clear or report Securities Transactions in these accounts.

9.8. Confidentiality of Reports

All Transactions and Holdings Reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

PART 10 – DISCLAIMER OF BENEFICIAL INTEREST

An Access Person may include in any report required under Part 9 above a disclaimer as to Beneficial Interest in any Securities covered by the report.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 11 – POLICY STATEMENT ON INSIDER TRADING

The Dodge & Cox Group forbids any of its Access Persons from trading on or relaying inside information for personal benefit or on behalf of others. This policy applies to every Access Person and applies to activities both within and outside the Dodge & Cox Group (e.g., trading in Dodge & Cox Funds based on insider information).

Insider trading is a breach of Federal securities law and is subject to both civil and criminal penalties. In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increases the civil and criminal penalties for trading on material non-public information and broadens the scope of responsibility for preventing insider trading.

The ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of a “controlling person” which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

A. Insider Trading.

Federal securities laws do not define the concept of an insider or insider trading; the burden of proof is on the individual and Dodge & Cox to show that it did not break the law. Any dispute will be judged in court looking back with perfect hindsight. Insider trading is generally defined as the use of inside information to trade in Securities or the communication of this information to others. The law prohibits:

•	trading by an insider in possession of material non-public information;

•	trading by a non-insider having inside information either disclosed by an insider in violation of his fiduciary duty to keep it confidential or misappropriated;

•	communicating material non-public information to others (tipping).

B. The Concept of the Insider.

The concept of the insider is very broad. An insider includes employees, officers and directors of a company. Also included are persons associated with the company through a special, confidential relationship (i.e., duty of trust or confidence) in the conduct of the company’s affairs and who receive information solely for the company’s purposes. These “temporary insiders” can include attorneys, consultants, accountants, financial printers and family or other non-business relationships.

C. What is Inside Information?

Inside information is broadly defined to include two concepts: materiality and non-public. Material information is information which a reasonable investor would consider

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company’s Securities. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e) (Regulation FD) of the Exchange Act which defines “public disclosure” as filing or furnishing a Form 8-K, or by disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

D. Procedure Upon Receipt of Inside Information.

Before trading for yourself or others, including Client Accounts, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed? Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal or other publications of general circulation?)

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

1)	Report the matter immediately to the General Counsel;

2)	Do not purchase or sell the Securities on behalf of yourself or Client Accounts;

3)	Do not communicate the information inside or outside the Dodge & Cox Group, other than to the General Counsel;

4)	The General Counsel shall immediately contact either the Chairman, President or Executive Vice President (as the circumstances warrant) for advice concerning any possible material, non-public information;

5)	After the General Counsel has reviewed the issue and consulted with the Chairman, President, or Executive Vice President, you will be instructed either to continue the prohibitions against trading and communication noted in nos. 2 and 3 above, or you will be allowed to trade and communicate the information;

6)	In the event the information in your possession is determined by the General Counsel to be material non-public information, it may not be communicated to

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

anyone, including persons within the Dodge & Cox Group, except as provided in no. 1 above. In addition, care should be taken so that the information is secure. For example, files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable;

7)	“Ethical Wall” Policy: In order to limit or contain the flow of material non-public information to those with a “need to know”, the Dodge & Cox Group may institute some form of “Ethical Wall” (i.e., physical and organizational barriers to keep certain information segregated). These barriers may involve appointment of back-up portfolio managers and restricting access to information. The Dodge & Cox Group will maintain sufficient documentation of actions taken pursuant to a “Ethical Wall;” and

8)	Restricted List: The Dodge & Cox Group maintains a “restricted list” of Securities for which it has obtained material non-public information or is otherwise restricted from trading. The list is maintained by the Compliance Officer and should be reviewed prior to the placement or execution of a Securities trade. The Compliance Officer shall make the list available to the Dodge & Cox trading desks.

PART 12 – SANCTIONS

The Code is designed to insure compliance with applicable law and to maintain client and shareholder confidence in the Dodge & Cox Group.

Not every violation of the Code is necessarily a violation of the law or the Dodge & Cox Group’s Code and Policy Statement on Insider Trading. Isolated or inadvertent violations of the Code not resulting in a violation of law or the Policy Statement on Insider Trading will be referred to the General Counsel and the Chief Compliance Officer of the Funds and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law, the Code, or the Policy Statement on Insider Trading, but which taken together demonstrate a lack of respect for the law and the Dodge & Cox Group’s Code and Policy Statement on Insider Trading, may result in termination of employment. A violation of the Code resulting in a material violation of the law will be severely sanctioned, with disciplinary action including, but not limited to, referral of the matter to the Chief Compliance Officer of the Funds, the Board of Trustees of the Funds and/or Dodge & Cox, disgorgement, termination of employment or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

PART 13 – WAIVERS OF COMPLIANCE

The Compliance Officer may, after consultation with the General Counsel, Chairman, President or Executive Vice President of the Dodge & Cox Group, waive compliance by any person with the Code if he/she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of advisory clients of the Dodge & Cox Group; and (iv) is not likely to permit a Transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained by the Compliance Officer. Additionally, a copy of any such waivers shall be provided to the General Counsel and Chief Compliance Officer of the Funds.

PART 14 – CONTINUING RESPONSIBILITIES

14.1 The Compliance Officer shall make a record on Schedule A of all requests for pre-clearance regarding the purchase or sale of a Security, including the date of the request, the name of the Access Person, the details of the proposed Transaction, and whether it was prohibited; and if prohibited, the Compliance Officer shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client Transactions.

14.2 The Compliance Officer shall also collect the signed initial acknowledgements of receipt and the annual acknowledgements from each Access Person of receipt of a copy of the Code and Policy Statement on Insider Trading, as well as Schedules A, B, C, D and E of the Code. The Compliance Officer shall preserve those acknowledgements and reports, the records of consultations and waivers, and the confirmations, statements and other information for the period required by applicable regulations.

14.3 The Compliance Officer shall annually collect signed Annual Code of Ethics Questionnaires from each Access Person and preserve the Questionnaires for the period required by applicable regulations.

14.4 Dodge & Cox Funds: The Board of Trustees, including a majority of the Independent Fund Trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

14.5 Dodge & Cox Funds: The Compliance Officer shall submit a written quarterly report to Dodge & Cox Funds Board of Trustees, the Funds’ Chief Compliance Officer and the Board of Dodge & Cox on issues raised under the Code that:

1)	Describes issues that arose during the previous quarter under the Code or procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

2)	Certifies to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

14.6. The Compliance Officer will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Transaction and other requirements of the Code.

14.7. The Compliance Officer will report to senior management and the Funds’ Chief Compliance Officer regarding the annual review of the Code, including material violations.

14.8. The Compliance Officer shall keep a copy of all required records in a readily accessible place as required by federal law and specified in Dodge & Cox’s Recordkeeping Policies and Procedures. See Compliance Bulletin No. 61.

PART 15 – COMPLIANCE EDUCATION PROGRAM

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

A. Review for New Access Persons.

The Compliance Officer shall identify and inform all Access Persons who are required to report under the Code. New Access Persons will be given a copy of the Code and will be required to read and sign it. The Compliance Officer will be available to review this statement with the Access Person.

B. Revisions.

Any revisions of this Code and Policy Statement on Insider Trading will be distributed to all Access Persons.

C. Annual Review.

Once a year, senior officers of Dodge & Cox and the Compliance Officer will review the Code and Policy Statement on Insider Trading with all Access Persons and will hold an in-service session on insider trading and related matters.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX COMPLIANCE OFFICER:

Thomas M. Mistele

or in his absence the following designees:

Harry R. Hagey

Kenneth E. Olivier

John A. Gunn

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

EX-99.(p)

ACKNOWLEDGMENT FORM

DODGE & COX GROUP’S CODE OF ETHICS AND

POLICY STATEMENTS ON INSIDER TRADING, PRIVACY AND

REGULATION S-P COMPLIANCE, AND ANTI-MONEY LAUNDERING

PROGRAM

I hereby acknowledge receipt of a copy of the Dodge & Cox Group’s CODE OF ETHICS AND POLICY STATEMENT ON INSIDER TRADING, revised May 1, 2005, which I have read and understand, and certify that to the best of my knowledge, I have complied with the Code and the Policy Statement on Insider Trading and have reported all Transactions required to be reported under the Code to the extent they have applied to me during the past year. Additionally, I will authorize my broker-dealer, bank or investment adviser with whom I have Securities accounts and accounts in which I have a Beneficial Interest, to provide brokerage confirmations and statements as required for compliance with the Code. I further understand and acknowledge that any violation of the Code or the Policy Statement on Insider Trading, including engaging in a prohibited Transaction or failure to file reports as required (See Schedules A, B, C, D, E and F) or comply with applicable Federal securities laws, may subject me to disciplinary action, including termination of employment.

I also hereby acknowledge receipt of a copy of the Dodge & Cox Group’s Policy Statement on Privacy and Regulation S-P Compliance dated July 1, 2001, and Dodge & Cox Funds Anti-Money Laundering Program dated September 9, 2003.

Signature

Print name

Date

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Ex-99.(p)

SCHEDULE A

SECURITIES TRANSACTION PRE-CLEARANCE FORM

Access Person	Date

Name of Account

Purchase, Sale, or Gift	Security	Price	Market Cap.	Tax Loss	Checked Trading Activity	Approved	Comments

Signed	Date	Time
HRH, JAG, KEO or TMM

Unless a different period is specified, pre-clearance expires on the same day pre-clearance is obtained. However, trades in Securities listed on Asian or European stock exchanges may be executed within one business day after pre-clearance is obtained.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SCHEDULE B

NOTIFICATION OF BROKERAGE ACCOUNT OPENING

DATE:

EMPLOYEE NAME:

This is to advise the Dodge & Cox Compliance Officer that I will be opening or have opened a Securities account with the following firm:

Please fill out completely to expedite processing.

NAME ON ACCOUNT:
[If other than employee, please state relationship (i.e., spouse, son, daughter, trust, etc.)]

ACCOUNT NO. OR SSN:

NAME OF FIRM:

ATTENTION:

ADDRESS OF FIRM:

CITY/STATE/ZIP CODE:

All Access Persons, prior to opening a brokerage account or placing an initial order, are required to notify the Compliance Department and the executing broker-dealer in writing. This includes accounts in which the Access Person or his/her Immediate Family has or will have a Beneficial Interest (e.g., a spouse’s account) or discretionary authority (e.g., a trust account for a minor child).

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SAMPLE BROKER NOTIFICATION LETTER

[Date]

To Whom It May Concern:

I am an employee of Dodge & Cox and am subject to the Dodge & Cox Group Code of Ethics. Under the Code, I am required to notify you of my affiliation with Dodge & Cox and the Dodge & Cox Funds and request that you provide Dodge & Cox with duplicate confirmations and statements of all transactions for my accounts. I have the following account[s] opened at your institution:

[List Accounts]

Effective immediately, please send duplicate confirmations and statements of all transactions for the above referenced accounts to:

Dodge & Cox Compliance Department

P.O. Box 617

San Francisco, CA 94104-0617

Sincerely,

[Employee Name]

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SCHEDULE C:	SECURITIES TRANSACTIONS REPORT	COMPLIANCE REPORT:	«EmployeeName»

This report of personal Securities Transactions pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940 or Rule 17j-1(c) of the Investment Company Act of 1940 must be completed and submitted to the Compliance Department not later than 30 days after the end of each quarter. Refer to Part 9 of the Revised Code of Ethics for further instructions.

Pre- Clearance Date (or N/A)	Trade Date	Name of Account *	Buy, Sell Or Other	Security Name, Ticker and Type (e.g., Preferred, Common, Dodge & Cox Fund), Bond Name (include interest rate and maturity date), CUSIP number	Market Cap over $2 billion/ $400 million for non-U.S. issuer (yes/no)	Quantity	Price	Principal Amount	Broker- Dealer or Bank

*	For any new account opened during the quarter, show the date the account was established.

☐	I had no personal Securities Transactions during the preceding quarter that were required to be reported on Schedule C.

The report or recording of any Transaction above shall not be construed as an admission that I have any direct or indirect ownership in the Securities.

(Signature)	(Date)	(Month Ending)

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SCHEDULE D: INITIAL, ANNUAL AND UPDATED SCHEDULE OF SECURITIES HOLDINGS             «EmployeeName»

This report shall include the information below of each Security holding in which you have a direct or indirect Beneficial Interest, including holdings by your Immediate Family, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund in or a client of the Dodge & Cox Group. In lieu of listing each Security position below, you may instead attach copies of brokerage statements, sign below and return Schedule D and brokerage statements to the Compliance Officer. Information in initial holdings reports must be current as of a date no more than forty-five (45) days prior to the date you became an Access Person. Information in annual holdings reports must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

Name of Account	Security Name	Security Name, Ticker and Type (e.g., Preferred, Common, Dodge & Cox Fund), Bond Name (include interest rate and maturity date), CUSIP number	Shares/Principal Amount	Broker-Dealer or Bank	Dividend Reinvestment (“Yes” or “No”)

To the best of my knowledge I have disclosed all of my Securities holdings in accordance with the Code.

☐	I have no Securities holdings to report.

☐	I have attached statements containing all my personal Securities holdings.

(Signature)	(Date)	(Year Ended)

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SCHEDULE E

CHECKLIST FOR INVESTMENTS IN PARTNERSHIPS AND SECURITIES

ISSUED IN PRIVATE PLACEMENTS

General Instructions: In considering requests by Access Persons for approval of limited partnerships and other private placement Securities Transactions, the Compliance Officer shall consult with an executive officer of Dodge & Cox. In deciding whether to approve the Transaction, the Compliance Officer and the executive officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other client, and whether the investment opportunity is being offered to the Access Person by virtue of his or her position with Dodge & Cox.

In order to process your request, please provide the following information:

1.	Name / Description of proposed investment:

2.	Proposed Investment Amount:

3.	Please attach pages of the offering memorandum (or other documents) summarizing the investment opportunity, including:

A.	Name of the partnership/hedge fund/issuer;

B.	Name of the general partner, location and telephone number;

C.	Summary of the offering, including the total amount of the offering/issuer;

D.	Percentage your investment will represent of the total offering;

E.	Plan of distribution; and

F.	Investment objective and strategy.

4.	Was this investment opportunity presented to you in your capacity as a portfolio manager, trader or research analyst? If “no,” please explain the relationship, if any, you have to the issuer or principals of the issuer.

5.	Is this investment opportunity suitable for any Fund/Client that you advise? If “yes,” why is the investment not being made on behalf of the Fund/Client? If “no,” why is the investment opportunity not suitable for the Fund/Clients?

6.	Is this investment opportunity reasonably expected to engage in Transactions in Securities broadly held by clients of Dodge & Cox?

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

7.	Do you presently have or will you have any managerial role with the Company/Issuer as a result of your investment? If “yes,” please explain in detail your responsibilities, including any compensation you will receive.

8.	Will you have any investment control or input to the investment decision making process?

9.	If applicable, will you receive reports of portfolio holdings? If “yes,” when and how frequently will these be provided?

Name of Access Person

Access Person’s Signature	Date

Approved by:
	Executive Officer Signature	Date

COMPLIANCE USE ONLY

Date Received:

Date Forwarded to Executive Officer:

Pre-cleared € Yes € No	Date:

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

SCHEDULE F

CODE OF ETHICS QUESTIONNAIRE

FOR ACCESS PERSONS OF DODGE & COX

Access Person:
(Print Name)

I.	Introduction.

Access Persons are required to answer the following questions for the period                          through                         . [Note: All definitions used in this questionnaire have the same meaning as those in the Code of Ethics.] Answers of “No” to any of the questions in Sections II must be explained on the “Attachment” on Page 4. You have until              to complete the certification. All information provided is kept confidential to the maximum extent possible. If you have any questions, please contact the Compliance Officer.

II.	Annual Certification of Compliance with the Code of Ethics.

A.	Have you obtained pre-clearance for all Securities Transactions required to be pre-cleared under the Code, in which you have, or your Immediate Family has, a Beneficial Interest, except for Transactions exempt from pre-clearance under the Code of Ethics? (Circle “Yes” if you obtained pre-clearance for every Securities Transaction required to be pre-cleared under the Code, or you have had no Securities Transactions.)

YES	NO

B.

Have you reported all Securities Transactions required to be reported under the Code in which you or a member of your Immediate Family has a Beneficial Interest? (Reporting requirements include arranging for the Compliance Department to receive, directly from your broker, dealer or bank, duplicate transaction confirmations for each account in which you or a member of your Immediate Family has, a Beneficial Interest, as well as reporting Securities

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

held in certificate form[1]. (Circle “Yes” if you have reported all Transactions or have no Transactions to report.)

YES	NO

C.	Have you reported all Securities required to be reported under the Code, and Dodge & Cox Funds in which you have a Beneficial Interest as well as the name of any broker, dealer or bank at which you maintain an account in which any Securities are held for your direct or indirect benefit? (Reporting requirements include arranging for the Compliance Department to receive, directly from your broker, dealer or bank, duplicate periodic statements for each account in which you have, or a member of your Immediate Family has, a Beneficial Interest, as well as reporting Securities held in certificate form.2) (Circle “Yes” if you have reported all holdings and accounts or you have no holdings or accounts.)

YES	NO

D.	Do you understand that you are prohibited from owning five percent or more of any class of Security of a registered investment company, excluding money market funds, and have you so complied?

YES	NO

E.	Do you understand that you are obligated to immediately notify the Compliance Officer of any arrests, arraignments, indictments, convictions or no contest pleas to any criminal offense (other than minor traffic or similar violations) or been named as a defendant in any investment related civil proceeding, or any administrative or disciplinary action, and have you so complied?

YES	NO

F.	Have you complied in all respects with the Insider Trading Policy?

YES	NO

G.	Have you complied with the Code of Ethics in all other respects including the gift policy?

YES	NO

[1]	Contact the Compliance Officer if you are uncertain as to what confirmations and statements you have arranged for the Compliance Department to receive.
[2]	Refer to footnote 3.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

III.	Disclosure of directorships statement.

A.	Are you, or is any member of your Immediate Family, a director of any publicly held company?[3] (If “Yes,” please attach a list of each company for which you are, or a member of your Immediate Family is, a director of a publicly held company.)

YES	NO

B.	If you, or any member of your Immediate Family, are a director of any for profit, privately held company, do you have knowledge that any of these companies will go public or be acquired within the next 12 months? (If the answer is “Yes,” please be prepared to discuss this matter with a member of the Compliance Department.)

YES	NO

IV.	Market Timing or Short-Term Trading.

Have you complied with the Dodge & Cox Funds’ market timing and short-term trading restrictions, as described in the Dodge & Cox Funds’ prospectus?

YES	NO

V.	Release of Portfolio or Client Holdings.

Have you complied with the letter and the spirit of the portfolio holdings disclosure policy as described in Compliance Bulletin No. 20?

YES	NO

[3]	Pursuant to Part 8.4 of the Code of Ethics, no Access Person, other than an Independent Trustee of the Funds, may serve on the board of directors of a publicly held company.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

I hereby represent that, to the best of my knowledge, the foregoing responses are true and complete. I understand that any untrue or incomplete response may be subject to disciplinary action by the firm.

Access Person (Signature)

(Print name)

(Date)